CONTACTS:
Investors: Kathy Donovan	Media: Martha O'Gorman
Liberty Tax, Inc.	Liberty Tax, Inc.
Vice President, Chief Financial Officer	Chief Marketing Officer
(757) 493-8855	(757) 301-8022
investorrelations@libtax.com	martha@libtax.com

Liberty Tax Service to Report First Quarter Fiscal 2015 Results on August 28, 2014
and Announces the Departure of Mark Baumgartner, Chief Investment Officer

Virginia Beach, VA (August 18, 2014) – Liberty Tax, Inc. (NASDAQ:TAX), the parent company of Liberty Tax Service, announced today that it will report its earnings for the first quarter of fiscal 2015 before the market opens on Thursday, August 28, 2014. At 8:30 a.m. ET on the same day, the Company will host a conference call to discuss its earnings. To listen to the call, dial 855-611-0856 (domestic) or 518-444-5569 (international), conference ID code 88168767, approximately 10 minutes prior to the start time of the call. The call will also be webcast in a listen-only format. The link to the webcast may be accessed on the Company’s investor relations website at www.libertytax.com, under the “About Liberty Tax” tab.

A telephonic replay of the call will be available beginning shortly after the call continuing until Wednesday, June 25, 2014, by dialing 855-859-2056 (domestic) or 404-537-3406 (international). The conference ID code is 88168767. A replay of the webcast will also be available at the site listed above beginning shortly after its conclusion.

The Company also announced today the upcoming departure of Mark Baumgartner, the Company’s Chief Investment Officer and CEO of JTH Financial.

“Mr. Baumgartner has been with the Company since 2003 and was the visionary behind JTH Financial,” said John Hewitt, CEO. “His last day will be August 30, 2014, and the current Vice President of Financial Products, Mike Piper, will oversee JTH Financial at that time. We appreciate Mr. Baumgartner’s many contributions and wish him the best in his retirement.”

About Liberty Tax, Inc.
Founded in 1997 by CEO John T. Hewitt, Liberty Tax, Inc., formerly known as JTH Holding, Inc., is the parent company of Liberty Tax Service. Liberty Tax is the fastest-growing tax preparation franchise and has prepared almost 18 million individual income tax returns in more than 4,400 offices and online. Liberty Tax’s online services are available through eSmart Tax, Liberty Online and DIY Tax, and are all backed by the tax professionals at Liberty Tax locations and its nationwide network of approximately 35,000 seasonal tax preparers. Liberty Tax also supports local communities with fundraising endeavors and contributes as a national sponsor for many charitable causes. For a more in-depth look, visit Liberty Tax Service and interact with Liberty Tax on Twitter and Facebook.

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